Garrison Capital Inc. Declares Third Quarter 2014 Distribution of $0.35 Per Share and Announces
Second Quarter Financial Results and Earnings Call

NEW YORK, NEW YORK – August 6, 2014 – Garrison Capital Inc., a business development company (NASDAQ: GARS), today announced its financial results for the second fiscal quarter ended June 30, 2014.

References to “we,” “us,” “our” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

Second Quarter 2014 Highlights

×	Net increase in net assets resulting from operations for the quarter ended June 30, 2014 was $9.1 million, or $0.54 per share;

×	Net investment income of $6.0 million or $0.36 per share;

×	Net realized gains of $0.8 million or $0.05 per share;

×	Net change in unrealized appreciation of investments of $2.3 million or $0.13 per share; and

×	Our board of directors declared a third quarter distribution of $0.35 per share, payable on September 26, 2014 to stockholders of record as of September 12, 2014.

Consolidated Results of Operations

Consolidated operating results for the three months ended June 30, 2014 and March 31, 2014 are as follows:

	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014
Dollar amounts in thousands, except per share data	(Unaudited)	(Unaudited)
Net investment income	$5,979	$2,889
Total investment income	$12,848	$11,282
Net expenses	$6,869	$8,393
Net realized gain on investments	$800	$8,897
Net change in unrealized appreciation/(depreciation) on investments	$2,280	$(1,109)

Net investment income per share	$0.36	$0.17
Net realized/unrealized gain on investments per share	$0.18	$0.47
Net earnings per share	$0.54	$0.64

Total investment income for the three months ended June 30, 2014 was $12.8 million and net investment income was $6.0 million. Total expenses for the three months ended June 30, 2014 were $6.9 million.

Net realized gains of $0.8 million for the three months ended June 30, 2014 were driven primarily by the sale of eight portfolio investments, the early full repayment of eleven portfolio investments and other partial repayments.

The net change in unrealized appreciation of $2.3 million for the three months ended June 30, 2014 was driven primarily by the increase in value of two portfolio companies in the amount of $4.5 million and the negative credit related adjustment of one portfolio company in the amount of $(1.6) million. The remaining net change in unrealized appreciation on investments was due to the reversal of prior period unrealized appreciation of $(0.4) million and the decrease in the market value of the remaining portfolio of $(0.2) million.

Portfolio and Investment Activities

For the three months ended June 30, 2014, we executed originations or purchases of investments and draws on previously unfunded revolvers in the amount of $116.6 million, $104.1 million of which was in our core portfolio which we define as those investments that generally yield 9.0% or greater. Core investments as a percentage of our overall portfolio increased to 83.7% in the second quarter of 2014 from 70.6% in the first quarter of 2014.

For the three months ended June 30, 2014, we originated one new investment, one club deal and seven purchased deals, upsized two of our existing originated investments and closed additional consumer loan purchases for a total increase to par in our core portfolio of $104.1 million with a weighted average yield of 12.8%. For the three months ended June 30, 2014, repayments in our core portfolio, which we define as those investments that generally yield 9.0% or greater, consisted of the early full repayment of six investments and partial repayments for a total of $61.5 million of par with a weighted average yield of 12.3%.

For the three months ended June 30, 2014, repayments in our transitory portfolio, which we define as those investments that generally yield less than 9.0%, consisted of the sale of eight investments, the early full repayment of five investments and partial repayments for a total of $78.3 million of par with a weighted average yield of 8.4%. For the three months ended June 30, 2014, we purchased one new investment and added on to three of our transitory investments for a total of $12.5 million of par with a weighted average yield of 7.2%.

The following table shows portfolio activity for the quarter ended June 30, 2014.

In millions
Core Portfolio	As of March 31, 2014	Originated/ Purchased Q2 2014	Repayments/ Sales in Q2 2014(1)	As of June 30, 2014
Total Par value(2)	$322.3	$104.1	($61.5)	$364.9
Number of Portfolio Companies(3)(6)(8)(9)	38	12	(6)	44
Average Investment Size(7)	$8.5	$7.0	($7.1)	$8.3
Weighted Average Yield(4)(5)(6)	11.0%	12.8%	12.3%	11.0%

Transitory Portfolio	As of March 31, 2014	Purchased in Q2 2014	Repayments/ Sales in Q2 2014(1)	As of June 30, 2014
Total Par value(2)	$136.9	$12.5	($78.3)	$71.1
Number of Portfolio Companies(3)(6)(9)	33	1	(16)	18
Average Investment Size(7)	$4.1	$5.0	($4.7)	$3.9
Weighted Average Yield(4)(5)	7.7%	7.2%	8.4%	7.5%

Total Portfolio	As of March 31, 2014	Originated/ Purchased in Q2 2014	Repayments/ Sales in Q2 2014(1)	As of June 30, 2014
Total Par value	$459.2	$116.6	($139.8)	$436.0
Number of Portfolio Companies(3)(6)(8)(9)	71	13	(22)	62
Average Investment Size(7)	$6.5	$4.7	($5.6)	$7.0
Weighted Average Yield(4)(5)(6)	10.0%	12.2%	10.1%	10.4%

(1)	Change in total par value includes partial principal repayments.

(2)	Includes only the funded portion of par for unfunded revolvers.

(3)	Excludes add-on investments in existing portfolio companies.

(4)	Excludes investments with a risk rating of 4, unfunded revolvers and equity investments.

(5)	Activity during the quarter does not reflect changes in market yields on existing positions or partial principal repayments.

(6)	Excludes same day purchases/sales.

(7)	Average investment size on activity for new portfolio companies and full repayments or sales.

(8)	The GLC Trust 2013-2 Consumer Loan Portfolio, which holds a portfolio of small balance consumer loans, is counted as one portfolio company.

(9)	Includes the transfer of three portfolio companies with a par value of $13.2 million and a weighted average yield of 19.3%, from Transitory to Core. Excluding these investments from the current quarter core the average yield of core deals closed during the quarter was 11.8%.

From July 1, 2014 through July 31, 2014, we originated three new investments, one club deal and one purchased deal for a total increase to par in our core portfolio of $50.8 million with a weighted average yield of 10.5%. From July 1, 2014 through July 31, 2014, repayments in our core portfolio, which we define as those investments that generally yield 9.0% or greater, consisted of the early full repayment of three investments and partial repayments for a total of $23.3 million of par with a weighted average yield of 10.5%.

From July 1, 2014 through July 31, 2014, repayments in our transitory portfolio, which we define as those investments that generally yield less than 9.0%, consisted of the sale of four investments, the early full repayment of one investment and partial repayments for a total of $18.6 million of par with a weighted average yield of 8.3%.

The following table shows select information of our portfolio as of June 30, 2014.

Summary of Portfolio Characteristics (dollar amounts in millions)	June 30, 2014

Total Market Value	$433.6
Number of portfolio companies	62

Average investment size (1)	$5.8
Weighted average yield (2)	10.4%
Weighted average price (1)	98.3

First lien	77.1%
Second lien	4.1%
Mezzanine/Subordinated	3.0%
Unsecured	1.5%
Consumer loans	10.5%
Real estate loans	2.3%
Equity	1.5%

Core	83.7%
Transitory	16.3%

Originated (3)	39.6%
Club (4)	24.7%
Purchased	35.7%

Fixed (1)	12.3%
Floating (1)	87.7%

Performing (1)	98.8%
Non-performing (1)	1.2%

Weighted average debt / EBITDA (1) (2)	3.5	x
Weighted average risk rating (1)	2.33

(1)	Excludes consumer loans and equity investments
(2)	Excludes investments with a risk rating of 4, unfunded revolvers and equity investments
(3)	Originated positions include investments where we have sourced and led the execution of the deal
(4)	Club positions include investments where we provide direct lending to a borrower with one or two other lenders but did not lead the deal.

 Liquidity and Capital Resources

As of June 30, 2014, we had cash and cash equivalents of $16.1 million and cash and cash equivalents, restricted of $27.7 million.

In addition, our transitory portfolio consists of approximately eighteen portfolio companies with a total par value of $71.1 million ($56.6 million of par pro forma for repayments from July 1, 2014 through July 31, 2014) and a fair value of $70.6 million. We intend to migrate out of these assets over time into those meeting our core portfolio yield. We view these investments as an additional source of liquidity to meet our investment objectives.

Distributions

On August 4, 2014, the Board approved a distribution in the amount of $5.9 million, or $0.35 a share, which will be paid on September 26, 2014 to stockholders of record as of September 12, 2014.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in our periodic reports filed with the Securities and Exchange Commission.

Earnings Conference Call

We will hold a conference call at 10:30 a.m. (Eastern Time) on Monday, August 11, 2014 to discuss our quarterly financial results. All interested parties are welcome to participate. During the earnings conference call, we intend to refer to the Second Quarter June 30, 2014 Earnings Presentation, which will be available prior to the conference call on the Investor Relations section of the Company’s website (www.garrisoncapitalbdc.com) under Upcoming Events.

The conference call can be accessed at the following dial-in number: (888) 588-0798. International callers can access the conference call by dialing (706) 634-6548. All participants will need to enter the Conference ID 62972047. All participants are asked to dial-in to the conference call 10-15 minutes prior to the call so that name and company information can be collected.

An archived replay of the call will be available within two hours after the call until 11:59 p.m. (Eastern Time) on September 11, 2014. To hear the replay, please dial (855) 859-2056. International dialers, please dial (404) 537-3406. For all replays, please enter the Conference ID 62971684.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007 by Steven Stuart and Joseph Tansey. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.

Brian Chase

www.garrisoncapitalbdc.com

(212) 372-9590